Exhibit 99.4

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in Amendment No. 1 to the Registration Statement of Omnicom Group Inc. (“Omnicom”) on Form S-4 (the “Registration Statement”) and in the related joint proxy statement/prospectus, which is part of the Registration Statement, of our written opinion, dated December 8, 2024, appearing as Annex C to the joint proxy statement/prospectus, and to the description of such opinion and to the references thereto and to our name contained therein under the headings: “Summary—Opinion of Morgan Stanley & Co. LLC, IPG’s Financial Advisor,” “The Merger—Background of Merger,” “The Merger—Opinion of Morgan Stanley & Co. LLC, IPG’s Financial Advisor,” “The Merger—Recommendation of the IPG Board of Directors and Reasons for the Merger” and “The Merger—Certain Unaudited Prospective Financial Information Prepared by IPG.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ William Mahler
Name:	William Mahler
Title:	Executive Director

January 29, 2025